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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  investorrelations@standex.com

STANDEX REPORTS DOUBLE-DIGIT ANNUAL REVENUE GROWTH FOR SECOND CONSECUTIVE YEAR

Company Achieves Record Sales for Fiscal Year 2005 of $666 Million

Four of Company’s Five Business Segments Report Strong Operating Income Gains

SALEM, NH – August 25, 2005 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter and full year ended June 30, 2005.

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Revenue for the fourth quarter of fiscal 2005 increased 6.8% to $174.5 million, up from $163.4 million in the fourth quarter of fiscal 2004.  For fiscal 2005, Standex reported a 15.4% increase in revenues to $666.2 million from $577.5 million for fiscal 2004.  Sales growth in the fourth quarter was substantially all organic culminating in fiscal year organic sales growth of 10.6%.

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Operating income for the fourth quarter of 2005 was $10.8 million, an increase of 11.9% from $9.7 million in the fourth quarter of fiscal 2004.   For fiscal year 2005, Standex reported a 15.0% increase in operating income to $43.6 million from $37.9 million in fiscal 2004.

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Income from continuing operations for the fourth quarter of 2005 was down 17.8% to $6.0 million, or $0.49 per diluted share, versus $7.3 million, or $0.59 per diluted share, for the fourth quarter of fiscal 2004.  Income from continuing operations increased 11.8% to $24.7 million in fiscal 2005 from $22.1 million in fiscal 2004.

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Net income for the fourth quarter of 2005 increased to $6.2 million, or $0.50 per diluted share, compared with a net loss of $685,000, or $(0.06) per share, in the fourth quarter of fiscal 2004.  Excluding discontinued operations and special items, net income for the fourth quarter of fiscal 2005 was down 9% at $6.1 million, or $0.50 per diluted share, compared with $6.7 million, or $0.54 per diluted share, in the fourth quarter of fiscal 2004.

For fiscal 2005, net income increased 122.9% to $23.6 million, or $1.91 per diluted share, from net income of $10.6 million, or $0.86 per diluted share, for fiscal 2004.  Excluding discontinued operations and special items, net income for fiscal 2005 increased 14% to $25.3 million, or $2.04 per diluted share, from $22.2 million, or $1.80 per diluted share, for fiscal 2004.  A reconciliation of GAAP net income and earnings per share to non-GAAP amounts for the three and 12-month periods is included later in this release.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $122.1 million at June 30, 2005 from $129.5 million at March 31, 2005.  Working capital turns increased to 5.7 times for the fourth fiscal quarter, a record for the company, from 5.4 times for the fourth fiscal quarter of 2004.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased by $27.6 million from March 31, 2005 to $81.8 million at June 30, 2005. The company’s balance sheet leverage ratio of net debt to total capital decreased to 31.7% at June 30, 2005 from 38.4% at March 31, 2005.

 Comments on the Fourth Quarter and Full Year

“Standex completed an outstanding year of financial performance with solid fourth-quarter results,” said Roger Fix, president and chief executive officer.   “We recorded our tenth consecutive quarter of year-over-year revenue increases. Four of our five business segments reported very strong operating income growth.  These financial achievements reflect our progress in gaining share in our core markets and leveraging our products into new markets, all while aggressively working to enhance margins.  As a result of our focus on cash flow and working capital improvements, we continued to show strong operating cash flow performance, and we reached a record level of working capital turns.”

“In the fourth quarter, the performance of the Air Distribution Products segment partially offset the very positive revenue and operating income contributions from the other segments.  As a result, we reported a 6.7 percent increase in revenues and an 11.7 percent increase in operating income.  For the full fiscal year, we reported our second-consecutive year of double-digit revenue and profit growth and near-record operating income.”

Fourth-Quarter Segment Information:  Three of Standex’s five business segments posted year-over-year top-line gains, with Food Service Equipment recording double-digit growth.  Four of Standex’s five segments reported double-digit increases in operating income for the fourth quarter.  This very strong performance was significantly offset by a decline in operating income from the company’s Air Distribution Products segment.

The Food Service Equipment Group led sales growth with a 15% year-over-year increase.  The refrigerated coolers and freezers business primarily drove this performance as it capitalized on several large store retrofit roll-outs, strong new store construction activity and a good ice cream season. The hot food equipment division and fluid dispensing and circulating systems business also reported double-digit sales increases.

Higher sales volume at the Food Service Equipment group resulted in year-over-year operating income increasing by 13%.  The company continues to focus on improving margins at this segment through Lean Enterprise and sourcing initiatives.

The Engineered Products Group grew revenues by 9% year-over-year due to a strong performance by the hydraulics business, which reported a double-digit sales increase.

Year-over-year operating income growth of 25% for the Engineered Products Group outpaced the sales increase.  Strong margin performance by both the Custom Hoists and Spincraft businesses was the source for this growth in operating income.   Custom Hoists capitalized on the significant operating leverage in its business and Spincraft delivered improved margins in the turbine after market segment.

The Engraving Group posted a 6% year-over-year sales increase with robust demand across the company’s mold texturization, roll & plate engraving, and embossing equipment businesses.  The segment experienced a strong rebound in Europe during the fourth quarter after some softness earlier in the year.  The group made significant progress in improving operating margins as the result of solid execution and completion of the consolidation of two of its facilities.  Operating income increased by 39% year-over-year.

Consumer Group sales were flat on a year-over-year basis.  The group’s publishing business performed well, driven by the success of new roll-outs, including its Vacation Bible School and Sunday School curricula.  The publishing business performance was offset by a year-over-year sales decline at the Berean religious book store chain, which had a lower store count and reported a same-store sales decrease of 6%.  Same-store sales continue to track in line with market peers.  For the second consecutive quarter, the year-over-year comparison was difficult due to the high sales generated a year ago after the theatrical release of a major Christian-themed movie.

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Operating Income for the Consumer Group increased by 90% in the fourth quarter from the same quarter last year.  The fourth quarter of fiscal 2004 was negatively impacted by several terminations and severance costs totaling $369,000.  Excluding these costs from the fourth quarter 2004, operating income for the fourth quarter of fiscal 2005 increased by 42.4%.

Air Distribution Products Group (“ADP”) sales decreased by 6% year-over-year.  In the fourth quarter of 2004, the group benefited from unusually high demand and lower material costs.   In the fourth quarter of 2005, the group’s price increases did not completely offset higher steel prices.  The combination of these factors led to a 92% year-over-year decrease in operating income.   The company is taking aggressive steps to lower ADP’s cost structure.  One of the eight ADP factories was closed during the fourth quarter resulting in a restructuring charge totaling $1.9 million. ADP is streamlining and consolidating operations in its other facilities by utilizing Lean Enterprise techniques.  ADP’s year-over-year financial results should improve on a year-over-year basis during fiscal 2006 as the segment benefits from the cost-reduction efforts and increasingly lower year-over-year comparisons1.

Business Outlook

“We made good progress in fiscal 2005 as we executed on our focused diversity strategy and delivered strong financial results,” said Fix.  “In fiscal 2006, we expect to create even greater long-term value for shareholders by growing our business both organically and through acquisitions, and reducing our cost structure through Lean Enterprise, and offshore manufacturing and sourcing1.”

“The construction of our new facility in Mexico,” added Fix, “is in line with our strategy to achieve economies in our manufacturing operations.  The Mexican facility will achieve three strategic initiatives.  First, we will be able to lower the cost of high volume labor intensive products and thereby improve profit margins on these types of products.   Second, by locating this operation in Nogales in the state of Sonora, we will be able to reach potential new customers and markets in California and the southwest portion of the United States.  Finally, the lower cost structure we expect to achieve in this operation should allow us to expand and enhance our businesses in certain targeted markets.  By co-locating manufacturing cells for several smaller divisions into this one facility, we expect to derive significant savings by sharing overhead costs and reducing our execution risk as well1.”

“Construction of the new facility is underway and it should be ready for occupancy during the second fiscal quarter1,” continued Fix.  “We anticipate that four divisions should be operating in the facility by the end of the current fiscal year1.  We expect to spend approximately $7 million on the land, building and initial capital improvements in fiscal 2006.  The ramp-up will be dilutive to earnings by approximately $700,000 to $1 million in fiscal 2006.  We anticipate that the ramp-up will be completed by the end of fiscal 2007 after which time we expect to begin realizing annualized savings in the range of approximately $2 million to $2.5 million 1.”

“We also are making progress in our initiative to create a Standex sourcing capability in China as a way for all of our divisions to reduce costs for components and materials used in higher-level assemblies in the U.S,” stated Fix.  “We have a team in China that already is working with more than half of our divisions on sourcing activities.  We have identified approximately $10 million in potential procurements, and have commenced the actual placement of purchase orders.  The purchases should ramp up beginning in the second quarter of this fiscal year and continue throughout the fiscal year with a projected run rate of approximately $5 million in purchases by the end of the current fiscal year 1.  We expect that Standex could achieve savings in the range of 20 to 30 percent on these purchases 1.”

In line with our “Focused Diversity” strategy, we plan to be very aggressive in seeking attractive bolt-on acquisitions that broaden the reach of our products and technology into complementary markets.  In addition to using our traditional in-house M&A resources, we are now working with several investment bankers to conduct searches on our behalf.  We are specifically seeking companies in areas that are the most strategically significant to our portfolio, such as food service, scientific chambers and cabinets, electronics, hydraulics and engraving.  While we are focused on acquiring larger companies with sales in excess of $30 million, we continue to be opportunistic in making smaller, bolt-on acquisitions.  We have established a solid pipeline of opportunities.  We are enthusiastic about our acquisition prospects in fiscal 20061.”

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Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.  To listen to the audio playback, please call 888-286-8010 in the U.S. or 617-801-6888 internationally; the passcode is 92293544.  In addition, a replay can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment, Air Distribution Products, Engineered Products, Consumer and Engraving Group and with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the Company’s website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions, market demand, realization of the expected annual cost savings resulting from the implementation of Lean Enterprise techniques, completion and commencement of operations at the new facility in Mexico and sourcing activities in China as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2004, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

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Reconciliation of Non-GAAP Measures

Net income and earnings per share data including the impact of discontinued operations, restructuring and other special charges is summarized below (in thousands, except per share data):

	Three Months Ended		Year Ended
	June 30		June 30
	2005	2004	2005	2004

Net Income	$ 6,157	$ (685)	$ 23,643	$ 10,605
Discontinued operations	(161)	487	1,048	3,928
JBI divestiture	-	7,546	-	7,546

Income from continuing operations	5,996	7,348	24,691	22,079

Special items, net of tax:
Restructuring	1,266	20	1,777	774
R&D tax credit, net of related fees	-	(630)	-	(630)
Property gains	(1,126)	-	(1,126)	-
Subtotal	140	(610)	651	144

Income before special items	$ 6,136	$ 6,738	$ 25,342	$ 22,223

Diluted earnings per share	$ 0.50	$ (0.06)	$1.91	$0.86
Discontinued operations	(0.01)	0.04	0.08	0.32
JBI divestiture	-	0.61	-	0.61

Income from continuing operations	0.49	0.59	1.99	1.79

Special items, net of tax:
Restructuring	0.10	-	0.14	0.06
R&D tax credit, net of related fees	-	(0.05)	-	(0.05)
Property gains	(0.09)	-	(0.09)	-
Subtotal	0.01	(0.05)	0.05	0.01

Income before special items	$ 0.50	$ 0.54	$ 2.04	$ 1.80

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CONSOLIDATED FINANCIAL INFORMATION

(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30	June 30	June 30	June 30
	2005	2004	2005	2004
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$ 174,539	$ 163,393	$ 666,240	$ 577,450
Income Before Taxes	8,519	8,896	36,671	31,936
Provision for Taxes	2,523	1,548	11,980	9,857
Income from continuing operations	5,996	7,348	24,691	22,079
Income/(loss) from discontinued operation
net of tax	161	(8,033)	(1,048)	(11,474)
Net Income	$ 6,157	$ (685)	$ 23,643	$ 10,605

EARNINGS PER SHARE:
Basic
Income from continuing operations	$ 0.49	$ 0.60	$ 2.01	$ 1.81
Income/(loss) from discontinued operations	0.01	(0.66)	(0.08)	(0.94)
Total	$ 0.50	$ (0.06)	$ 1.93	$ 0.87

Diluted
Income from continuing operations	$ 0.49	$ 0.59	$ 1.99	$ 1.79
Income/(loss) from discontinued operations	0.01	(0.65)	(0.08)	(0.93)
Total	$ 0.50	$ (0.06)	$ 1.91	$ 0.86

SEGMENT DATA

NET SALES
Food Service Equipment Group	$ 70,595	$ 61,226	$ 244,407	$ 191,791
Air Distribution Products Group	30,202	31,970	129,716	118,640
Engraving Group	19,592	18,483	78,434	72,162
Engineered Products Group	31,827	29,328	122,098	104,018
Consumer Products Group	22,323	22,386	91,585	90,839
TOTAL	$ 174,539	$ 163,393	$ 666,240	$ 577,450

OPERATING INCOME
Food Service Equipment Group	$ 5,843	$ 5,173	$ 20,851	$ 15,548
Air Distribution Products Group	326	3,881	7,424	13,869
Engraving Group	2,825	2,028	10,242	7,262
Engineered Products Group	4,325	3,465	17,195	13,618
Consumer Products Group	2,112	1,114	6,141	5,170
Restructuring	(1,869)	(39)	(2,668)	(1,218)
Other income expense, net	1,672	-	1,672	279
Corporate	(4,635)	(6,011)	(18,216)	(17,532)
TOTAL	$ 10,599	$ 9,611	$ 42,641	$ 36,996

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